Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan K. Gill
(412) 762-1693	(412) 768-4143
corporate.communications@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2017 NET INCOME OF $1.1 BILLION,

$1.96 DILUTED EPS

Loans, net interest income and margin grew; expenses lower

PITTSBURGH, April 13, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	1Q17	4Q16	1Q16

Net income $ millions	$1,074	$1,047	$943
Diluted earnings per common share	$1.96	$1.97	$1.68

“PNC had a good start to the year,” said William S. Demchak, chairman, president and chief executive officer. “We grew loans and revenue, and we managed expenses well while continuing to invest in our businesses and to enhance innovation. As we progress through 2017, we are well positioned to benefit should environmental factors, including interest rates, turn more favorable.”

Income Statement Highlights

First quarter 2017 compared with fourth quarter 2016

•	Total revenue grew $10 million to $3.9 billion.

–	Net interest income increased $30 million, or 1 percent, to $2.2 billion primarily due to higher loan and securities yields that benefited from higher interest rates in the quarter partially offset by two fewer days in the first quarter.

–	Noninterest income decreased $20 million, or 1 percent, to $1.7 billion reflecting seasonally lower fee income partially offset by positive valuation adjustments of $47 million associated with a five-year extension to conform certain equity investments subject to the Volcker Rule.

•	Noninterest expense decreased $39 million, or 2 percent, to $2.4 billion and expenses continued to be well managed.

•	Provision for credit losses was $88 million, an increase of $21 million. Overall credit quality remained stable.

•	Diluted earnings per common share were negatively impacted by $.04 due to recognition of deferred issuance costs of $19 million upon the redemption of all REIT preferred securities on March 15, 2017.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 2

Balance Sheet Highlights

•	Loans grew $2.0 billion, or 1 percent, to $212.8 billion at March 31, 2017 compared with December 31, 2016.

–	Commercial lending balances increased $2.7 billion, or 2 percent, primarily in PNC’s real estate, business credit and corporate banking businesses.

–	Consumer lending balances decreased $.7 billion reflecting lower home equity, education and credit card loans partially offset by higher residential mortgage loans.

•	Overall credit quality remained stable.

–	Nonperforming assets of $2.2 billion at March 31, 2017 decreased $.2 billion, or 7 percent, compared with December 31, 2016.

–	Net charge-offs increased to $118 million for the first quarter compared with $106 million for the fourth quarter.

•	Deposits increased $3.5 billion, or 1 percent, to $260.7 billion at March 31, 2017 compared with December 31, 2016 reflecting growth in consumer deposits partially offset by seasonal declines in commercial deposits.

•	Investment securities increased $.5 billion, or 1 percent, to $76.4 billion at March 31, 2017 compared with December 31, 2016.

•	PNC maintained a strong liquidity position.

–	The Liquidity Coverage Ratio at March 31, 2017 for both PNC and PNC Bank, N.A. continued to exceed the fully phased-in requirement of 100 percent, which became effective on January 1, 2017.

•	PNC returned $.9 billion of capital to shareholders, or 92 percent of first quarter net income attributable to diluted common shares, through repurchases of 5.0 million common shares for $.6 billion and dividends on common shares of $.3 billion.

–	On January 30, 2017, PNC announced a $300 million increase to its common stock share repurchase programs, which now provide for repurchases of up to $2.3 billion for the four-quarter period ending June 30, 2017.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.5 percent at March 31, 2017 and 10.6 percent at December 31, 2016, calculated using the regulatory capital methodologies applicable to PNC during 2017 and 2016, respectively.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio, a non-GAAP financial measure, was an estimated 10.0 percent at both March 31, 2017 and December 31, 2016, based on the standardized approach rules.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	1Q17	4Q16	1Q16

Net income	$1,074	$1,047	$943
Net income attributable to diluted common shares	$963	$973	$850
Diluted earnings per common share	$1.96	$1.97	$1.68
Average diluted common shares outstanding	492	494	507
Return on average assets	1.19%	1.13%	1.07%
Return on average common equity	9.50%	9.31%	8.44%
Book value per common share Quarter end	$86.14	$85.94	$83.47
Tangible book value per common share (non-GAAP) Quarter end	$67.47	$67.26	$65.15
Cash dividends declared per common share	$.55	$.55	$.51

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change 1Q17 vs	Change 1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Net interest income	$2,160	$2,130	$2,098	1%	3%
Noninterest income	1,724	1,744	1,567	(1)%	10%

Total revenue	$3,884	$3,874	$3,665	–	6%

Total revenue for the first quarter of 2017 grew $10 million compared with the fourth quarter and $219 million compared with the first quarter of 2016. Net interest income grew in both comparisons and noninterest income increased over first quarter 2016.

Net interest income for the first quarter of 2017 increased $30 million compared with the fourth quarter and $62 million compared with the first quarter of 2016. Higher interest rates in first quarter 2017 benefited loan and securities yields partially offset by an increase in borrowing and deposit costs in both comparisons. Additionally, the first quarter was impacted by two fewer days compared with the fourth quarter. Higher loan balances contributed to the increase in net interest income, and higher securities balances in the comparison with the first quarter of 2016.

The net interest margin increased to 2.77 percent for the first quarter of 2017 compared with 2.69 percent for the fourth quarter and 2.75 percent for the first quarter of 2016. The first quarter 2017 margin reflected benefits from higher interest rates in the quarter. Compared with first quarter 2016, higher loan yields were offset by lower securities yields and higher borrowing and deposit costs.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 4

Noninterest Income				Change 1Q17 vs	Change 1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Asset management	$403	$399	$341	1%	18%
Consumer services	332	349	337	(5)%	(1)%
Corporate services	393	387	325	2%	21%
Residential mortgage	113	142	100	(20)%	13%
Service charges on deposits	161	172	158	(6)%	2%
Other	322	295	306	9%	5%

	$1,724	$1,744	$1,567	(1)%	10%

Noninterest income for the first quarter of 2017 decreased $20 million compared with the fourth quarter. Asset management revenue, which includes earnings from PNC’s equity investment in BlackRock, increased $4 million due to the impact of higher equity markets. Consumer service fees declined $17 million and service charges on deposits decreased $11 million driven by seasonally lower customer-initiated transactions. Corporate service fees increased $6 million and included higher merger and acquisition advisory fees. Residential mortgage banking noninterest income decreased $29 million due to lower net hedging gains on mortgage servicing rights and lower loan sales revenue from seasonally lower origination volumes partially offset by higher servicing fees. Other noninterest income increased $27 million and included a benefit from valuation adjustments of $47 million associated with a five-year extension of the prior July 2017 deadline to conform certain equity investments subject to the Volcker Rule provisions of the Dodd-Frank Act. PNC received the extension in February 2017. Other noninterest income also reflected lower gains on asset dispositions.

Noninterest income for the first quarter of 2017 increased $157 million compared with the first quarter of 2016. Asset management revenue increased $62 million from higher equity markets and net new business activity. Corporate service fees increased $68 million due to higher merger and acquisition advisory fees and other capital markets revenue, higher net hedging gains on commercial mortgage servicing rights and higher treasury management revenue. Other noninterest income reflected the benefit from the valuation adjustments on equity investments offset by the impact of first quarter 2016 net gains on the sale of Visa Class B common shares.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change 1Q17 vs	Change 1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Personnel	$1,249	$1,231	$1,145	1%	9%
Occupancy	222	210	221	6%	–
Equipment	251	254	234	(1)%	7%
Marketing	55	60	54	(8)%	2%
Other	625	686	627	(9)%	–

	$2,402	$2,441	$2,281	(2)%	5%

Noninterest expense for the first quarter of 2017 decreased $39 million compared with the fourth quarter. Higher personnel expense related to incentive compensation and seasonally higher occupancy expense were more than offset by the impact of a fourth quarter contribution to the PNC Foundation. Noninterest expense increased $121 million compared with the first quarter of 2016 reflecting overall higher levels of business activity. PNC remained focused on disciplined expense management while continuing to invest in technology and business infrastructure.

The effective tax rate was 23.0 percent for the first quarter of 2017, 23.4 percent for the fourth quarter of 2016 and 23.5 percent for the first quarter of 2016. Income taxes for first quarter 2017 included higher tax deductions for stock-based compensation related to vesting of restricted shares and options exercised and to a higher common stock price.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $370.9 billion at March 31, 2017 compared with $366.4 billion at December 31, 2016 and $361.0 billion at March 31, 2016. Assets grew 1 percent compared with year end 2016 primarily from higher deposits maintained with the Federal Reserve Bank and loan growth. Assets grew 3 percent over March 31, 2016 driven by higher loans and investment securities.

Loans				Change	Change
				3/31/17 vs	3/31/17 vs
In billions	3/31/2017	12/31/2016	3/31/2016	12/31/16	3/31/16

Commercial lending	$140.6	$137.9	$135.1	2%	4%
Consumer lending	72.2	72.9	72.4	(1)%	–

Total loans	$212.8	$210.8	$207.5	1%	3%

For the quarter ended:
Average loans	$212.3	$210.9	$207.2	1%	2%

Total loans grew $2.0 billion as of March 31, 2017 compared with December 31, 2016. Commercial lending balances increased $2.7 billion primarily in PNC’s real estate, business credit and

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 6

corporate banking businesses. Consumer lending balances decreased $.7 billion due to lower home equity, education and credit card loans partially offset by higher residential mortgage loans. Average loans grew $1.4 billion over the fourth quarter from higher commercial lending balances of $1.2 billion and higher consumer lending balances of $.2 billion.

First quarter 2017 period end and average loans increased $5.3 billion and $5.1 billion, respectively, compared with first quarter 2016 as a result of higher commercial, commercial real estate, auto and residential mortgage loans partially offset by a decrease in discontinued consumer loan portfolios including brokered home equity and government guaranteed education loans.

Investment Securities				Change	Change
				3/31/17 vs	3/31/17 vs
In billions	3/31/2017	12/31/2016	3/31/2016	12/31/16	3/31/16

At quarter end	$76.4	$75.9	$72.5	1%	5%
Average for the quarter ended	$76.3	$76.1	$70.3	–	9%

Investment securities balances at March 31, 2017 increased $.5 billion compared with December 31, 2016 and average balances for the first quarter increased $.2 billion compared with the fourth quarter as purchases of primarily agency residential mortgage-backed and U. S. Treasury securities replaced portfolio runoff. First quarter 2017 period end and average investment securities increased $3.9 billion and $6.0 billion, respectively, compared with first quarter 2016. Net unrealized gains on available for sale securities were $.3 billion at March 31, 2017, $.2 billion at December 31, 2016 and $1.0 billion at March 31, 2016.

Interest-earning deposits with banks, primarily with the Federal Reserve Bank, increased to $27.9 billion at March 31, 2017 compared with $25.7 billion at December 31, 2016 in part reflecting deposit growth, while the average balance declined to $24.2 billion in the first quarter compared with $25.2 billion for the fourth quarter. First quarter 2016 period end and average balances were $29.5 billion and $25.5 billion, respectively.

Deposits				Change	Change
				3/31/17 vs	3/31/17 vs
In billions	3/31/2017	12/31/2016	3/31/2016	12/31/16	3/31/16

At quarter end	$260.7	$257.2	$250.4	1%	4%
Average for the quarter ended	$254.9	$257.0	$246.1	(1)%	4%

Total deposits at March 31, 2017 grew $3.5 billion compared with December 31, 2016 due to growth in consumer savings and demand deposits partially offset by seasonal declines in commercial deposits. Average deposits decreased $2.1 billion in the first quarter compared with the fourth quarter reflecting timing and seasonality of both lower commercial deposits and higher consumer deposits. Period end and average first quarter 2017 deposits increased $10.3 billion and $8.8 billion, respectively, compared with first quarter 2016 from overall strong deposit growth.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 7

Borrowed Funds				Change	Change
				3/31/17 vs	3/31/17 vs
In billions	3/31/2017	12/31/2016	3/31/2016	12/31/16	3/31/16

At quarter end	$55.1	$52.7	$54.2	4%	2%
Average for the quarter ended	$54.9	$51.5	$53.6	7%	2%

Borrowed funds at March 31, 2017 increased $2.4 billion compared with December 31, 2016 and average borrowed funds increased $3.4 billion in the first quarter compared with the fourth quarter. First quarter 2017 period end borrowed funds increased $.9 billion and average borrowed funds increased $1.3 billion compared with first quarter 2016. Increases in bank notes and senior debt and Federal Home Loan Bank borrowings were partially offset by lower subordinated debt in the comparisons.

Capital
	3/31/2017 *	12/31/2016	3/31/2016

Common shareholders’ equity In billions	$41.8	$41.7	$41.7
Transitional Basel III common equity Tier 1 capital ratio	10.5%	10.6%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio (non-GAAP)	10.0%	10.0%	10.1%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2017 increased $.1 billion compared with December 31, 2016 due to growth in retained earnings substantially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2017 and 2016 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC returned $.9 billion of capital to shareholders in the first quarter of 2017 through repurchases of 5.0 million common shares for $.6 billion and dividends on common shares of $.3 billion. PNC has repurchased a total of 15.8 million common shares for $1.6 billion under current share repurchase programs. On January 30, 2017, PNC announced a $300 million increase to its common stock share repurchase programs, which now provide for repurchases of up to $2.3 billion for the four-quarter period ending June 30, 2017. These programs include repurchases of up to $.2 billion related to stock issuances under employee benefit plans.

On April 4, 2017, the PNC board of directors declared a quarterly cash dividend on common stock of 55 cents per share with a payment date of May 5, 2017.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 8

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/17 vs	3/31/17 vs

In millions	3/31/2017	12/31/2016	3/31/2016	12/31/16	3/31/16

Nonperforming loans	$1,998	$2,144	$2,281	(7)%	(12)%
Nonperforming assets	$2,212	$2,374	$2,552	(7)%	(13)%
Accruing loans past due 90 days or more	$699	$782	$782	(11)%	(11)%
Net charge-offs	$118	$106	$149	11%	(21)%
Provision for credit losses	$88	$67	$152	31%	(42)%
Allowance for loan and lease losses	$2,561	$2,589	$2,711	(1)%	(6)%

Overall credit quality for the first quarter of 2017 remained stable with the fourth quarter. Provision for credit losses for first quarter 2017 increased $21 million compared with the fourth quarter largely reflecting loan growth.

Nonperforming assets at March 31, 2017 decreased $162 million compared with December 31, 2016 and $340 million compared with March 31, 2016 due to lower commercial and consumer nonperforming loans. Nonperforming assets to total assets were .60 percent at March 31, 2017 compared with .65 percent at December 31, 2016 and .71 percent at March 31, 2016.

Overall delinquencies as of March 31, 2017 declined $192 million, or 12 percent, compared with December 31, 2016 from lower accruing loans past due 30 to 59 days of $104 million as well as a reduction of $83 million in the 90 days or more category.

Net charge-offs for the first quarter of 2017 increased $12 million compared with the fourth quarter driven by higher home equity and credit card net charge-offs. Compared with first quarter 2016, net charge-offs decreased $31 million primarily in commercial and home equity loans. Net charge-offs for the first quarter of 2017 were .23 percent of average loans on an annualized basis compared with .20 percent for the fourth quarter and .29 percent for the first quarter of 2016.

The allowance for loan and lease losses at March 31, 2017 decreased $28 million compared with December 31, 2016 and $150 million compared with March 31, 2016. The allowance to total loans was 1.20 percent at March 31, 2017, 1.23 percent at December 31, 2016 and 1.31 percent at March 31, 2016. The allowance to nonperforming loans was 128 percent at March 31, 2017, 121 percent at December 31, 2016 and 119 percent at March 31, 2016.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 9

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q17	4Q16	1Q16

Retail Banking	$213	$228	$243
Corporate & Institutional Banking	484	545	398
Asset Management Group	47	55	49
Other, including BlackRock	330	219	253

Net income	$1,074	$1,047	$943

See accompanying notes in Consolidated Financial Highlights

Effective for the first quarter of 2017, as a result of changes to how PNC manages its businesses, it realigned its segments and, accordingly, has changed the basis of presentation of its segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this news release, BlackRock has been combined with Other. In addition, PNC made certain adjustments to its internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All prior periods presented were revised to conform to the new segment alignment and to reflect the change in internal funds transfer pricing methodology.

Retail Banking				Change	Change
				1Q17 vs	1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Net interest income	$1,121	$1,120	$1,122	$1	$(1)
Noninterest income	$603	$655	$633	$(52)	$(30)
Provision for credit losses	$71	$87	$72	$(16)	$(1)
Noninterest expense	$1,315	$1,328	$1,299	$(13)	$16
Earnings	$213	$228	$243	$(15)	$(30)

In billions
Average loans	$72.4	$72.0	$72.0	$.4	$.4
Average deposits	$158.0	$155.9	$151.2	$2.1	$6.8
Residential mortgage servicing portfolio Quarter end	$130.0	$125.0	$125.0	$5.0	$5.0
Loan origination volume	$1.9	$3.0	$1.9	$(1.1)	–

Retail Banking earnings for the first quarter of 2017 decreased in both comparisons. Noninterest income declined from the fourth quarter as a result of seasonally lower customer-initiated transactions, lower net hedging gains on residential mortgage servicing rights and lower mortgage loan sales revenue, partially offset by higher mortgage servicing fees. Noninterest income decreased compared with first quarter 2016 due to the impact of first quarter 2016 net gains on the sale of Visa

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 10

Class B common shares partially offset by higher net hedging gains on residential mortgage servicing rights. Provision for credit losses declined in both comparisons reflecting overall credit portfolio performance. Noninterest expense decreased compared with the fourth quarter as a result of lower personnel and marketing expenses and increased compared with first quarter 2016 primarily due to investments in technology.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network and home lending transformations and multi-channel engagement and service strategies.

–	Approximately 61 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2017 compared with 60 percent and 56 percent for the fourth and first quarters of 2016, respectively.

–	Deposit transactions via ATM and mobile channels increased to 52 percent of total deposit transactions in the first quarter of 2017 compared with 51 percent in the fourth quarter and 47 percent in the first quarter of 2016.

–	PNC had a network of 2,508 branches and 8,976 ATMs at March 31, 2017. Approximately 21 percent of the branch network operates under the universal model.

•	Approximately 43 percent of first quarter 2017 residential mortgage loan origination volume was for home purchase transactions compared with 33 percent and 40 percent in the fourth and first quarters of 2016, respectively.

•	Residential mortgage loan servicing acquisitions were $8 billion in the first quarter of 2017 compared with $3 billion and $5 billion in the fourth and first quarters of 2016, respectively.

•	Average deposits grew 1 percent over the fourth quarter and 5 percent over the first quarter of 2016 due to higher demand deposits as well as an increase in savings deposits which were partially offset by lower money market deposits reflecting a shift to relationship-based savings products. Certificates of deposit declined from the net runoff of maturing accounts.

•	Average loans increased 1 percent in both comparisons as growth in residential mortgage, auto and credit card loans was partially offset by lower home equity, education and commercial loans.

•	Net charge-offs were $100 million for the first quarter of 2017 compared with $90 million and $97 million for the fourth and first quarters of 2016, respectively.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				1Q17 vs	1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Net interest income	$839	$864	$817	$(25)	$22
Noninterest income	$524	$529	$441	$(5)	$83
Provision for credit losses (benefit)	$25	$(3)	$102	$28	$(77)
Noninterest expense	$584	$567	$533	$17	$51
Earnings	$484	$545	$398	$(61)	$86

In billions
Average loans	$127.0	$125.7	$121.2	$1.3	$5.8
Average deposits	$83.9	$88.5	$82.4	$(4.6)	$1.5
Commercial loan servicing portfolio Quarter end	$490	$487	$453	$3	$37

Corporate & Institutional Banking earnings for the first quarter of 2017 decreased compared with the fourth quarter and increased compared with the first quarter of 2016. Noninterest income declined from the fourth quarter due to lower revenue from commercial mortgage loans held for sale activities partially offset by higher merger and acquisition advisory fees. Noninterest income increased compared with the first quarter of 2016 as a result of higher merger and acquisition advisory fees, higher net hedging gains on commercial mortgage servicing rights and higher treasury management revenue. Provision for credit losses in the first quarter of 2017 increased compared with the fourth quarter driven by loan growth and decreased compared with first quarter 2016 reflecting a lower provision for energy related loans. Noninterest expense increased in both comparisons due to higher variable compensation.

•	Average loans increased 1 percent over the fourth quarter and 5 percent over the first quarter of 2016 driven by growth in commercial loans in PNC’s corporate banking and equipment finance businesses. Growth in commercial real estate loans in PNC’s real estate business also contributed to the increase compared with the first quarter of 2016.

•	Average deposits decreased 5 percent from the fourth quarter reflecting seasonal declines and increased 2 percent compared with the first quarter of 2016 due to an increase in interest-bearing demand deposits partially offset by decreases in noninterest-bearing demand and money market deposits.

•	Net charge offs were $21 million in the first quarter of 2017 compared with $17 million in the fourth quarter and $38 million in the first quarter of 2016.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 12

Asset Management Group				Change	Change
				1Q17 vs	1Q17 vs
In millions	1Q17	4Q16	1Q16	4Q16	1Q16

Net interest income	$71	$73	$77	$(2)	$(6)
Noninterest income	$218	$215	$203	$3	$15
Provision for credit losses (benefit)	$(2)	$(6)	$(3)	$4	$1
Noninterest expense	$217	$207	$206	$10	$11
Earnings	$47	$55	$49	$(8)	$(2)

In billions
Client assets under administration Quarter end	$264	$257	$253	$7	$11
Average loans	$7.0	$7.1	$7.4	$(.1)	$(.4)
Average deposits	$12.8	$12.4	$12.3	$.4	$.5

Asset Management Group earnings for the first quarter of 2017 decreased in both comparisons as higher noninterest income reflecting increases in the equity markets was offset by increases in noninterest expense primarily reflecting higher variable compensation.

•	Asset Management Group’s strategy is focused on growing investable assets by continually evolving the client experience and products and services. The business offers an open architecture platform with a full array of investment products and banking solutions.

•	Client assets under administration at March 31, 2017 included discretionary client assets under management of $141 billion and nondiscretionary client assets under administration of $123 billion.

–	Discretionary client assets under management increased $4 billion compared with December 31, 2016 and $6 billion compared with March 31, 2016 primarily attributable to equity market increases.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9103 and (303) 223-2683 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2017 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21847045 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended
Dollars in millions, except per share data	March 31 2017	December 31 2016	March 31 2016
Revenue
Net interest income	$2,160	$2,130	$2,098
Noninterest income	1,724	1,744	1,567

Total revenue	3,884	3,874	3,665
Provision for credit losses	88	67	152
Noninterest expense	2,402	2,441	2,281

Income before income taxes and noncontrolling interests	$1,394	$1,366	$1,232
Net income	$1,074	$1,047	$943
Less:
Net income (loss) attributable to noncontrolling interests	17	22	19
Preferred stock dividends (a)	63	42	63
Preferred stock discount accretion and redemptions	21	1	2

Net income attributable to common shareholders	$973	$982	$859
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	7	6
Impact of BlackRock earnings per share dilution	4	2	3

Net income attributable to diluted common shares	$963	$973	$850
Diluted earnings per common share	$1.96	$1.97	$1.68
Cash dividends declared per common share	$.55	$.55	$.51
Effective tax rate (b)	23.0%	23.4%	23.5%

(a)	Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2017	December 31 2016	March 31 2016
PERFORMANCE RATIOS
Net interest margin (a)	2.77%	2.69%	2.75%
Noninterest income to total revenue	44%	45%	43%
Efficiency (b)	62%	63%	62%
Return on:
Average common shareholders’ equity	9.50%	9.31%	8.44%
Average assets	1.19%	1.13%	1.07%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$213	$228	$243
Corporate & Institutional Banking	484	545	398
Asset Management Group	47	55	49
Other, including BlackRock (e)	330	219	253

Total net income	$1,074	$1,047	$943

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 were $52 million, $50 million and $48 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Effective for the first quarter of 2017, as a result of changes to how we manage our businesses, we realigned our segments and, accordingly, have changed the basis of presentation of our segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this presentation, we have combined BlackRock with Other. All prior periods presented were revised to conform to the new segment alignment.
(d)	Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. We periodically refine our internal methodologies as management reporting practices are enhanced. In the first quarter of 2017, we made certain adjustments to our internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All prior periods presented were revised to reflect our change in internal funds transfer pricing methodology.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2017	December 31 2016	March 31 2016
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$370,944	$366,380	$360,985
Loans (a)	$212,826	$210,833	$207,485
Allowance for loan and lease losses	$2,561	$2,589	$2,711
Interest-earning deposits with banks	$27,877	$25,711	$29,478
Investment securities	$76,432	$75,947	$72,569
Loans held for sale (a)	$1,414	$2,504	$1,541
Equity investments (b)	$10,900	$10,728	$10,391
Mortgage servicing rights	$1,867	$1,758	$1,323
Goodwill	$9,103	$9,103	$9,103
Other assets (a)	$28,083	$27,506	$27,945

Noninterest-bearing deposits	$79,246	$80,230	$78,151
Interest-bearing deposits	$181,464	$176,934	$172,208
Total deposits	$260,710	$257,164	$250,359
Borrowed funds (a)	$55,062	$52,706	$54,178
Shareholders’ equity	$45,754	$45,699	$45,130
Common shareholders’ equity	$41,774	$41,723	$41,677
Accumulated other comprehensive income	$(279)	$(265)	$532

Book value per common share	$86.14	$85.94	$83.47
Tangible book value per common share (Non-GAAP) (c)	$67.47	$67.26	$65.15
Period end common shares outstanding (millions)	485	485	499
Loans to deposits	82%	82%	83%

CLIENT ASSETS (billions)
Discretionary client assets under management	$141	$137	$135
Nondiscretionary client assets under administration	123	120	118

Total client assets under administration (d)	264	257	253
Brokerage account client assets	46	44	43

Total client assets	$310	$301	$296

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.5%	10.6%	10.6%
Tier 1 risk-based	11.8%	12.0%	11.9%
Total capital risk-based	14.0%	14.3%	14.4%
Leverage	9.9%	10.1%	10.2%

Pro forma Fully Phased-In Basel III (Non-GAAP) (e)
Common equity Tier 1	10.0%	10.0%	10.1%

Common shareholders’ equity to assets	11.3%	11.4%	11.5%

ASSET QUALITY
Nonperforming loans to total loans	.94%	1.02%	1.10%
Nonperforming assets to total loans, OREO and foreclosed assets	1.04%	1.12%	1.23%
Nonperforming assets to total assets	.60%	.65%	.71%
Net charge-offs to average loans (for the three months ended) (annualized)	.23%	.20%	.29%
Allowance for loan and lease losses to total loans	1.20%	1.23%	1.31%
Allowance for loan and lease losses to nonperforming loans	128%	121%	119%
Accruing loans past due 90 days or more (in millions)	$699	$782	$782

(a)	Amounts include assets and liabilities for which we have elected the fair value option. Our 2016 Form 10-K included, and our first quarter 2017 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include our equity interest in BlackRock.
(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.
(d)	As a result of certain investment advisory services performed by one of our registered investment advisors, certain assets were previously reported as both discretionary client assets under management and nondiscretionary client assets under administration. Effective for the first quarter of 2017, these amounts are only reported as discretionary assets under management. Prior periods were adjusted to remove amounts previously included in nondiscretionary assets under administration of approximately $9 billion and $7 billion as of December 31, 2016 and March 31, 2016, respectively.
(e)	The ratios as of March 31, 2017 are estimated and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the phased-in periods included in the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2017 and 2016 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2017 and 2016, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated March 31, 2017 and actual December 31, 2016 and March 31, 2016 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios (Non-GAAP)

	2017 Transitional Basel III (estimated)	2016 Transitional Basel III		Pro forma Fully Phased-In Basel III (Non-GAAP) (estimated)
Dollars in millions	March 31 2017	December 31 2016	March 31 2016	March 31 2017	December 31 2016	March 31 2016
Common stock, related surplus and retained earnings, net of treasury stock	$42,053	$41,987	$41,145	$42,053	$41,987	$41,145
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,007)	(8,974)	(9,023)	(9,052)	(9,073)	(9,148)
Basel III total threshold deductions	(1,066)	(762)	(678)	(1,588)	(1,469)	(1,139)
Accumulated other comprehensive income (a)	(295)	(238)	60	(369)	(396)	101
All other adjustments	(185)	(214)	(139)	(182)	(221)	(148)
Basel III Common equity Tier 1 capital	$31,500	$31,799	$31,365	$30,862	$30,828	$30,811
Basel III standardized approach risk-weighted assets (b)	$300,683	$300,533	$295,555	$309,066	$308,517	$303,805
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$279,690	$277,896	$283,297
Basel III Common equity Tier 1 capital ratio	10.5%	10.6%	10.6%	10.0%	10.0%	10.1%
Risk weight and associated rules utilized	Standardized (with 2017 transition adjustments)	Standardized (with 2016 transition adjustments)		Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)	Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), as these ratios represent the regulatory capital standards that will ultimately be applicable to PNC under the final Basel III rules. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)

	March 31	December 31	March 31
Dollars in millions, except per share data	2017	2016	2016
Book value per common share	$86.14	$85.94	$83.47
Tangible book value per common share
Common shareholders’ equity	$41,774	$41,723	$41,677
Goodwill and Other Intangible Assets	(9,356)	(9,376)	(9,457)
Deferred tax liabilities on Goodwill and Other Intangible Assets	303	304	309
Tangible common shareholders’ equity	$32,721	$32,651	$32,529
Period-end common shares outstanding (in millions)	485	485	499
Tangible book value per common share (Non-GAAP)	$67.47	$67.26	$65.15

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in law and policy accompanying the new presidential administration and uncertainty or speculation pending the enactment of such changes.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our current view that the U.S. economy and the labor market will grow moderately in 2017, boosted by stable oil/energy prices, improving consumer spending and housing activity, and expanded federal fiscal policy stimulus as a result of the 2016 elections. Short-term interest rates and bond yields are expected to continue rising gradually in 2017, along with inflation. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), the international body responsible for developing global regulatory standards for banking organizations for consideration and adoption by national jurisdictions), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports First Quarter 2017 Net Income of $1.1 Billion, $1.96 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–	Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, tax, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2016 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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